Exhibit 3.20

CERTIFICATE OF FORMATION

OF

MBTECH AUTODIE LLC

In accordance with the provisions of the Delaware Limited Liability Company Act, the undersigned hereby adopts the following Certificate of Formation:

ARTICLE I

Name

The name of the limited liability company is MBtech Autodie LLC (the “Company”).

ARTICLE II

Registered Office; Registered Agent

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

Authorization of Execution; Further Documentation

The undersigned is authorized to execute this Certificate of Formation of MBtech Autodie LLC, and to cause the same to be recorded with the Secretary of State of the State of Delaware and such other agencies, authorities, or persons being necessary in order to effectuate the formation of MBtech Autodie LLC as a Delaware limited liability company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 6th day November, 2006.

/s/ Edward R. Christian
Edward R. Christian, an Authorized Person